Registration No. 333-59453
                                               Rule 424(b)(2)

PRICING SUPPLEMENT No. 10 Dated October 7, 1998 (To Prospectus dated July 28, 1998)

                         $5,000,000,000
                 HOUSEHOLD  FINANCE  CORPORATION
                        Medium Term Notes
           Due Nine Months or More from Date of Issue

Principal Amount:   $100,000,000

Price to Public:    100%          Proceeds to HFC:  99.80%

Issue Date:    October 14, 1998

Stated Maturity:  October 16, 2000

Redeemable On or After:  Not Applicable

Initial Interest Rate:   To be determined on October 9, 1998.

Interest Rate Basis:     Federal Funds Rate.

Spread or Spread Multiplier:  Plus 0.45%  (+ 45 basis points)

Interest Payment Dates:  On the 16th of January, April, July and
     October of each year, commencing January 16, 1999, and the Stated Maturity. If said day is not a Business Day, payments shall be made on the next succeeding Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Determination Date: On the second Business Day prior to each Interest Reset Date.

Interest Reset Date:  On each Business Day, except that the
     Interest Rate in effect for the two Business Days before an Interest Payment Date or the Stated Maturity Date shall be the Interest Rate in effect on the second Business Day prior to said Interest Payment Date or Stated Maturity Date, as the case may be.

Index Maturity:  Daily.

Agent:  Morgan Stanley Dean Witter

Agent's Commission or Discount:  .20%

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